Exhibit 99.1
FOR IMMEDIATE RELEASE – July 29, 2021
Carter Bankshares, Inc. Announces Second Quarter 2021 Financial Results
Martinsville, VA, July 29, 2021 – Carter Bankshares, Inc. (the “Company”) (NASDAQ:CARE) today announced net income of $5.4 million, or $0.21 diluted earnings per share, for the second quarter of 2021 compared to net income of $9.4 million, or $0.36 diluted earnings per share, in the first quarter of 2021 and net income of $4.5 million, or $0.17 diluted earnings per share, for the second quarter of 2020. Core pre-tax pre-provision earnings1 were $7.9 million, $8.5 million and $7.0 million for the quarters ended June 30, 2021, March 31, 2021 and June 30, 2020, respectively.
For the six months ended June 30, 2021, net income was $14.8 million, or $0.56 diluted earnings per share, compared to net income of $8.9 million, or $0.34 diluted earnings per share in the six months of 2020. Core pre-tax pre-provision earnings1 were $16.3 million and $15.3 million for the six months ended June 30, 2021 and 2020, respectively.
Second Quarter 2021 Financial Highlights
•Nonperforming loans declined $22.4 million, or 70.1% to $9.6 million at June 30, 2021 as compared to December 31, 2020 and decreased $31.0 million, or 76.4%, from June 30, 2020. The decline is due to the resolution of our two largest nonperforming credits during the second quarter of 2021. The resolution included charge-offs of $6.3 million and $1.9 million. These loans had $13.1 million specifically reserved at the time of the charge-off. Nonperforming loans as a percentage of total portfolio loans were 0.33%, 1.09% and 1.37% as of June 30, 2021, December 31, 2020 and June 30, 2020, respectively;
•The provision for credit losses totaled $1.0 million for the quarter ended June 30, 2021, as compared to $1.9 million for the quarter ended March 31, 2021;
•Net interest income increased $0.7 million, or 2.5%, to $27.2 million compared to the first quarter of 2021 primarily due to a seven basis point decrease in funding costs;
•Net interest margin, on a fully taxable equivalent basis (“FTE”), increased one basis point to 2.79% compared to the first quarter of 2021 and decreased four basis points compared to the second quarter of 2020;
•Total deposits decreased $32.2 million to $3.7 billion at June 30, 2021 compared to March 31, 2021 and increased $52.6 million, or 1.5%, compared to June 30, 2020. The decline from March 31, 2021 was impacted by $81.6 million of deposits held-for-assumption in connection with the sale of four bank branches which were completed during the second quarter of 2021;

•Excluding deposits held-for-assumption, core deposits, including noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased by $114.7 million, or 5.5%, as compared to March 31, 2021;
•During the second quarter of 2021, 20 branch closures were completed. These branches were moved to other real estate owned (“OREO”) and marketed for sale resulting in a one-time $3.0 million write-down;
•On April 23, 2021, one branch was closed and sold to F & M Bank, and on May 21, 2021 three branches were closed and sold to Pendleton Community Bank. These transactions were part of our branch network optimization project and are aligned with our strategic goals to enhance franchise value and improve operating efficiency. These transactions resulted in a 25% reduction in our branch network;
•On June 4, 2021, the Company opened the new Westridge branch office in Greensboro, NC.
“We are pleased with the direction of the Company and our second quarter results. The decline in nonperforming assets is a positive reflection of our continued efforts to improve the asset quality of the Company. Further reduction of troubled assets remains one of our primary objectives,” stated Litz H. Van Dyke, Chief Executive Officer. “We continue to make progress in improving the fundamentals of the Company. Our deposit mix continues to improve along with our cost of funds. These elements are driving our net interest margin higher. We also completed our branch optimization initiative during the second quarter of 2021. This leaves us with a much more efficient core retail branch footprint that better aligns with the strategic vision and direction of our Company. We can now focus on growth in select and emerging markets that we have targeted. Lastly, we continue to build out our commercial, retail and mortgage lending platforms, which are the main drivers of revenue growth.”
Operating Highlights
Net interest income increased $0.7 million, or 2.5%, to $27.2 million compared to the first quarter of 2021 and $0.9 million, or 3.6%, as compared to the second quarter of 2020. The net interest margin, on an FTE basis, increased one basis point to 2.79% and as compared to the quarter ending March 31, 2021 and decreased four basis points as compared to the second quarter of 2020. The yield on interest-earning assets decreased six basis points and 43 basis points as compared to the quarters ending March 31, 2021 and June 30, 2020, respectively. Funding costs declined seven basis points as compared to the previous quarter and 47 basis points as compared to the same quarter of 2020.
The Company previously elected to defer its adoption of Current Expected Credit Loss (“CECL”) in accordance with relief provided under the U.S. Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. As such, the Company did adopt the CECL accounting standard on March 31, 2021, effective January 1, 2021. Management believes the allowance for credit losses (“ACL”) is adequate to absorb expected losses.
The provision for credit losses decreased to $1.0 million in the second quarter of 2021 compared to $1.9 million in the first quarter of 2021. Provision for credit losses was primarily driven by an increase of $5.7 million to the CECL model to account for increased uncertainty in credit quality with respect to loans in the “Other” loan segment. This increase was offset by the release of $4.8 million of specific reserves in connection with the resolution of our two largest nonperforming relationships. As previously noted, these resolutions totaled $8.2 million of the $8.5 million in net charge-offs for the quarter.
The provision for unfunded commitments in the second quarter of 2021 was a release of $0.6 million compared to a release of $0.3 million in the first quarter of 2021 and a $0.5 million release in the fourth quarter of 2020.
At June 30, 2021 nonperforming loans declined $22.4 million, or 70.1%, to $9.6 million since December 31, 2020. The decline is due to the resolution of our two largest nonperforming credits during the second quarter of 2021. Net charge-offs were $8.5 million for the second quarter of 2021, of which $8.2 million was previously reserved, compared to $1.0 million in the same period of 2020. The increase in net charge-offs in the second quarter of 2021 was due to the aforementioned resolution of our two largest nonperforming credits. As a percentage of average portfolio loans, on an annualized basis, net charge-offs were 1.15% and 0.14% for the three months ended June 30, 2021 and 2020, respectively. Nonperforming loans as a percentage of total portfolio loans were 0.33%, 1.09% and 1.37% as of June 30, 2021, December 31, 2020 and June 30, 2020, respectively.
Total noninterest income was $7.2 million for the three months ended June 30, 2021, a decrease of $1.7 million, or 19.1%, from the first quarter of 2021 and an increase of $1.0 million, or 16.7%, compared to the three months ended June 30, 2020. The decrease of $1.7 million from the first quarter of 2021 was primarily driven by the reduction of $2.1 million in net securities gains offset by an increase of $0.5 million in commercial loan swap fee income.

The increase of $1.0 million compared to the three months ended June 30, 2020 was impacted by a $1.3 million increase in service charges on deposit accounts, a $0.5 million premium on the sale of four bank branches included in other income, and $0.4 million higher debit card interchange fees. These increases were offset by declines of $0.8 million in net security gains and lower commercial loan swap fee income of $0.4 million. The fluctuations of commercial loan swap fee income were due to the timing and demand for this product in the current low interest rate environment. The increase in service charges on deposit accounts was due to reinstating fees post COVID-19 on fee waivers in 2020 and the increase in debit card interchange fees was a result of an increase in usage.
Total noninterest expense was $27.8 million for the three months ended June 30, 2021, an increase of $4.2 million, or 17.6%, from the first quarter of 2021 and an increase of $4.7 million, or 20.6%, compared to the three months ended June 30, 2020. The increases were primarily driven by a one-time charge for bank branches of $3.0 million compared to the first quarter of 2021 and the three months ended June 30, 2020, respectively. These branches were closed in the second quarter of 2021, transferred to OREO and marketed for sale resulting in the $3.0 million one-time write-down which was offset by $0.4 million of gains for the sale of four OREO properties.
The increase also included higher salaries and employee benefits of $1.1 million and $1.2 million compared to the first quarter of 2021 and the second quarter of 2020, respectively. This was due to $0.5 million and $1.2 million of increased medical expenses in the second quarter of 2021 due to several large critical illness claims and $0.4 million of one-time severance and stay bonuses for impacted branch employees from the branch closures and sales in the second quarter of 2021.

Other items impacting the change between the second quarter of 2021 and the first quarter of 2021 include a $0.3 million increase in other noninterest expense and $0.2 million increase in professional and legal expenses. Other key factors impacting noninterest expense in the second quarter of 2021 as compared to the second quarter of 2020 were increases of $0.4 million reduction in unfunded loan commitment expense, $0.4 million increase in data processing expenses due to new products and $0.2 million increase in tax credit amortization. The $0.4 million release in unfunded loan commitment expense is a result of the adoption of CECL as unfunded loan commitment expense is now recorded as part of provision for credit losses instead of noninterest expense, where it was previously recorded.
Financial Condition
Total assets were $4.1 billion at June 30, 2021 and $4.2 billion at December 31, 2020. Total portfolio loans decreased $30.5 million, or 2.1% on an annualized basis, to $2.9 billion at June 30, 2021 compared to December 31, 2020 primarily due to several large commercial loan payoffs. Other real estate owned increased $5.5 million at June 30, 2021 compared to December 31, 2020 due to 20 branches that were closed and moved to OREO and marketed for sale resulting in a $3.0 million one-time write-down.
Closed retail bank offices increased $8.2 million with a remaining book value of $10.7 million at June 30, 2021 compared to $2.5 million at December 31, 2020. During the second quarter of 2021, 20 branch closures were completed as part of our branch network optimization project that aligns with our strategic goals to enhance franchise value and improve operating efficiency.
Federal Reserve Bank excess reserves decreased $61.2 million at June 30, 2021 as compared to December 31, 2020 due to active balance sheet management.
The securities portfolio increased $64.9 million and is currently 20.5% of total assets at June 30, 2021 compared to 18.6% of total assets at December 31, 2020. The increase is a result of active balance sheet management. We have further diversified the securities portfolio as to bond types, maturities and interest rate structures.

Total deposits decreased $25.3 million to $3.7 billion at June 30, 2021 as compared to December 31, 2020. The decline from December 31, 2020 was due to $84.7 million of deposits held-for-assumption in connection with the sale of four bank branches which were completed during the second quarter of 2021. Core deposits, including noninterest-bearing and interest-bearing demand deposits, money market accounts and savings, increased by $217.0 million, or 10.9%, at June 30, 2021 compared to December 31, 2020, excluding the deposits held-for-assumption. Offsetting these increases was the intentional runoff of $157.6 million of higher cost certificates of deposit (“CDs”). Noninterest-bearing deposits comprised 19.7%, 19.0% and 18.4% of total deposits at June 30, 2021, December 31, 2020 and June 30, 2020, respectively. Certificates of deposit comprised 39.8%, 43.8% and 50.6% of total deposits at June 30, 2021, December 31, 2020 and June 30, 2020, respectively.
The Company provided deferrals to customers under Section 4013 of the CARES Act and regulatory interagency statements on loan modifications. The Company launched successive deferral programs with short-term expirations. The Part I program was launched in March 2020 and expired at the end of August 2020. The deferrals in Part I typically provided deferral of both principal and interest through the expiry. The Part II program was launched in July 2020 and expired at the end of December 2020. The deferrals in this program were needs based and required the collection of updated financial information and in certain situations, the validation of liquidity to support the business. Prior to the extension of the CARES Act, the Company launched the Part III program that offered borrowers in the Part II program an extension of deferrals through June 2021. Borrowers who opted into the Part III program were required to provide monthly financial statements and remit payments on a quarterly basis based on excess cash flows (“recapture payment”), if any, up to their otherwise contractual payment. In the quarter ended March 31, 2021, recapture payments due from deferral clients totaled $2.2 million and the Company has collected $1.8 million to date. The second quarter 2021 recapture payments are in the process of being determined. At the end of these deferral periods, for term loans, payments will be applied to accrued interest first and will resume principal payments once accrued interest is current. Deferred principal will be due at maturity. For interest only loans, such as lines of credit, deferred interest will be due at maturity. As of June 30, 2021, Part III of the program expired and we expect the majority of our clients to resume regularly scheduled payments.
We have participated in the Paycheck Protection Program (“PPP”) established by the CARES Act. Through the first two rounds of PPP, we had approved 515 loan applications totaling $39.9 million through our internal lending program, of which 361 loans totaling $29.6 million have been fully forgiven by the Small Business Administration (“SBA”) as of June 30, 2021. The $39.9 million in PPP loans originated during the first two rounds of PPP generated $1.5 million in fees, which will be recognized in income as loans are forgiven, or over the remaining life of the loan for any portion that is not forgiven. We had an additional 451 loans approved that were referred to an online small business lender, totaling $17.9 million during the first two rounds of PPP. On December 22, 2020 Congress passed legislation that was signed into law on December 27, 2020, making available a third round of PPP funding. We provided access to the program through our internal lending program for our current business customers. As of June 30, 2021, we had approved 136 loan applications totaling $11.1 million.
The Company remains well capitalized. The Company’s Tier 1 Capital ratio was 13.40% at June 30, 2021 as compared to 13.08% at December 31, 2020. The Company’s leverage ratio was 10.23% at June 30, 2021 as compared to 10.26% at December 31, 2020. The Company’s Total Risk-Based Capital ratio was 14.66% at June 30, 2021 as compared to 14.33% at December 31, 2020. In March 2020, the regulators issued interim final rule (“IFR”) to delay the estimated impact on regulatory capital stemming from the implementation of CECL. The IFR maintains the three-year transition option in the previous rule and provides banks the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period (five-year transition option). We adopted CECL effective January 1, 2021 and elected to implement the capital transition relief over the permissible three-year period.
Total capital of $399.1 million at June 30, 2021, reflects a decrease of $41.1 million as compared to December 31, 2020. The decrease in equity during 2021 is primarily due to the transitional adjustment of $50.7 million, net of tax for the adoption of CECL and a $5.6 million decrease in other comprehensive income due to changes in fair value of investment securities, offset by net income of $14.8 million for the six months ended June 30, 2021. The remaining difference of $0.4 million is related to restricted stock activity through June 30, 2021.
At June 30, 2021, funding sources accessible to the Company include borrowing availability at the Federal Home Loan Bank (“FHLB”), equal to 25% of the Company’s assets which approximate $1.0 billion, subject to the amount of eligible collateral pledged, federal funds unsecured lines with six other correspondent financial institutions in the amount of $145.0 million and access to the institutional CD market. In addition to the above resources, the Company also has $697.6 million of unpledged available-for-sale investment securities as an additional source of liquidity.
About Carter Bankshares, Inc.
Headquartered in Martinsville, VA, Carter Bankshares, Inc. (NASDAQ: CARE) provides a full range of commercial banking, consumer banking, mortgage and services through its subsidiary Carter Bank & Trust. The Company has $4.1 billion in assets and 69 branches in Virginia and North Carolina. For more information or to open an account visit www.CBTCares.com.
Important Note Regarding Non-GAAP Financial Measures
Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables in our definitions and reconciliations of GAAP to non-GAAP financial measures. This press release and the accompanying tables discuss financial measures, such as adjusted core net income, pre-tax pre-provision income, noninterest income, noninterest expense, adjusted efficiency ratio, and net interest income on a fully taxable equivalent basis, and tangible equity which are all non-GAAP measures. We believe that such non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare the Company’s operating results from period to period in a meaningful manner. Non-GAAP measures should not be considered as an alternative to any measure of performance as promulgated under GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results or financial condition as reported under GAAP.
Important Note Regarding Forward-Looking Statements
This information contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to our financial condition, litigation to which the Company is a party and the potential impacts thereon, results of operations, plans, objectives, outlook for earnings, revenues, expenses, capital and liquidity levels and ratios, asset levels and asset quality. Forward looking statements are typically identified by words or phrases such as “will likely result,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “intend,” “ believe,” “assume,” “strategy,” “trend,” “plan,” “outlook,” “outcome,” “continue,” “remain,” “potential,” “opportunity,” “believe,” “comfortable,” “current,” “position,” “maintain,” “sustain,” “seek,” “achieve” and variations of such words and similar expressions, or future or conditional verbs such as will, would, should, could or may. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to: changes in accounting policies, practices, or guidance, for example, our adoption of CECL; cyber-security concerns; rapid technological developments and changes; the Company’s liquidity and capital positions; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts or public health events (such as the current

COVID-19 pandemic), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth; sensitivity to the interest rate environment including a prolonged period of low interest rates, a rapid increase in interest rates or a change in the shape of the yield curve; a change in spreads on interest-earning assets and interest-bearing liabilities; regulatory supervision and oversight; legislation affecting the financial services industry as a whole, and Carter Bankshares, Inc., in particular; the outcome of pending and future litigation and governmental proceedings; increasing price and product/service competition; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; managing our internal growth and acquisitions; the possibility that the anticipated benefits from acquisitions cannot be fully realized in a timely manner or at all, or that integrating the acquired operations will be more difficult, disruptive or more costly than anticipated; containing costs and expenses; reliance on significant customer relationships; general economic or business conditions; deterioration of the housing market and reduced demand for mortgages; re-emergence of turbulence in significant portions of the global financial and real estate markets that could impact our performance, both directly, by affecting our revenues and the value of our assets and liabilities, and indirectly, by affecting the economy generally and access to capital in the amounts, at the times and on the terms required to support our future businesses. Many of these factors, as well as other factors, are described in our filings with the SEC. Forward-looking statements are based on beliefs and assumptions using information available at the time the statements are prepared. We caution you not to unduly rely on forward-looking statements because the assumptions, beliefs, expectations and projections about future events may, and often do, differ materially from actual results. Any forward-looking statement speaks only as to the date on which it is prepared, and we undertake no obligation to update any forward-looking statement to reflect developments occurring after the statement is prepared.
Carter Bankshares, Inc.
Wendy Bell, 276-656-1776
Senior Executive Vice President & Chief Financial Officer
wendy.bell@CBTCares.com

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
BALANCE SHEETS

(Dollars in Thousands, except per share data)	June 30, 2021	December 31, 2020	June 30, 2020

	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and Due From Banks	$41,850	$38,535	$47,175
Interest-Bearing Deposits in Other Financial Institutions	72,538	39,954	6,846
Federal Reserve Bank Excess Reserves	102,263	163,453	135,237
Total Cash and Cash Equivalents	216,651	241,942	189,258

Securities Available-for-Sale, at Fair Value	843,538	778,679	749,029
Loans Held-for-Sale	9,311	25,437	9,345
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	—	9,835	—
Portfolio Loans	2,916,654	2,947,170	2,957,344
Allowance for Credit Losses	(109,319)	(54,074)	(47,405)
Portfolio Loans, net	2,807,335	2,893,096	2,909,939

Bank Premises and Equipment, net	73,301	85,307	89,493
Bank Premises and Equipment, Held-for-Sale, net	—	2,293	—
Other Real Estate Owned, net	21,250	15,722	17,245
Goodwill	—	—	62,192
Federal Home Loan Bank Stock, at Cost	3,215	5,093	5,093
Bank Owned Life Insurance	54,679	53,997	53,300
Other Assets	91,233	67,778	66,839
Total Assets	$4,120,513	$4,179,179	$4,151,733

LIABILITIES
Deposits:
Noninterest-Bearing Demand	$720,231	$699,229	$662,639
Interest-Bearing Demand	414,677	366,201	318,903
Money Market	405,962	294,229	190,664
Savings	661,303	625,482	608,716
Certificates of Deposit	1,457,168	1,614,770	1,825,785
Deposits Held-for-Assumption in Connection with Sale of Bank Branches	—	84,717	—
Total Deposits	3,659,341	3,684,628	3,606,707
Federal Home Loan Bank Borrowings	30,000	35,000	35,000
Other Liabilities	32,064	19,377	20,967
Total Liabilities	3,721,405	3,739,005	3,662,674

SHAREHOLDERS' EQUITY
Common Stock, Par Value $1.00 Per Share, Authorized 100,000,000 Shares;
26,466,748 outstanding at June 30, 2021,
26,385,041 outstanding at December 31, 2020 and 26,384,801 at June 30, 2020	26,467	26,385	26,385
Additional Paid-in Capital	143,874	143,457	143,016
Retained Earnings	218,692	254,611	309,347
Accumulated Other Comprehensive Income	10,075	15,721	10,311
Total Shareholders’ Equity	399,108	440,174	489,059
Total Liabilities and Shareholders’ Equity	$4,120,513	$4,179,179	$4,151,733

PROFITABILITY RATIOS (ANNUALIZED)
Return on Average Assets	0.72%	(1.12)%	0.44%
Return on Average Shareholders' Equity	7.62%	(9.78)%	3.71%
Portfolio Loan to Deposit Ratio	79.70%	79.99%	82.00%
Allowance to Total Portfolio Loans	3.75%	1.83%	1.60%

CAPITALIZATION RATIOS
Shareholders' Equity to Assets	9.69%	10.53%	11.78%
Tier 1 Leverage Ratio	10.23%	10.26%	10.30%
Risk-Based Capital - Tier 1	13.40%	13.08%	13.32%
Risk-Based Capital - Total	14.66%	14.33%	14.57%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
INCOME STATEMENTS

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020

	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income	$33,094	$32,957	$35,617	$66,051	$73,453
Interest Expense	5,891	6,428	9,355	12,319	19,927
NET INTEREST INCOME	27,203	26,529	26,262	53,732	53,526

Provision for Credit Losses	967	1,857	5,473	2,824	10,271
Provision for Unfunded Commitments	(603)	(282)	—	(885)	—
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	26,839	24,954	20,789	51,793	43,255

NONINTEREST INCOME
Gains on Sales of Securities, net	1,499	3,610	2,321	5,109	3,535
Service Charges, Commissions and Fees	1,489	1,809	190	3,298	1,840
Debit Card Interchange Fees	1,874	1,831	1,468	3,705	2,711
Insurance Commissions	378	294	332	672	1,641
Bank Owned Life Insurance Income	342	340	350	682	703
Gains on Sales of Other Real Estate Owned, net	—	—	137	—	—
Other Real Estate Owned Income	4	71	82	75	221
Commercial Loan Swap Fee Income	742	219	1,125	961	1,548
Other	910	778	196	1,688	817
TOTAL NONINTEREST INCOME	7,238	8,952	6,201	16,190	13,016

NONINTEREST EXPENSE
Salaries and Employee Benefits	13,686	12,582	12,489	26,268	26,070
Occupancy Expense, net	3,451	3,514	3,415	6,965	6,664
FDIC Insurance Expense	657	643	537	1,300	1,081
Other Taxes	718	762	788	1,480	1,534
Advertising Expense	220	170	394	390	1,006
Telephone Expense	588	600	573	1,188	1,147
Professional and Legal Fees	1,440	1,224	1,399	2,664	1,836
Data Processing	954	921	595	1,875	1,081
Losses on Sales and Write-downs of Other Real Estate Owned, net	2,603	212	—	2,815	52
Losses on Sales and Write-downs of Bank Premises, net	64	43	59	107	71
Debit Card Expense	713	632	671	1,345	1,225
Tax Credit Amortization	427	427	272	854	544
Unfunded Loan Commitment Expense	—	—	(383)	—	599
Other Real Estate Owned Expense	142	54	177	196	317
Other	2,096	1,821	2,037	3,917	4,407
TOTAL NONINTEREST EXPENSE	27,759	23,605	23,023	51,364	47,634

INCOME BEFORE INCOME TAXES	6,318	10,301	3,967	16,619	8,637
Income Tax Provision (Benefit)	886	926	(488)	1,812	(241)
NET INCOME	$5,432	$9,375	$4,455	$14,807	$8,878

Shares Outstanding, at End of Period	26,466,748	26,467,531	26,384,801	26,466,748	26,384,801
Average Shares Outstanding-Diluted	26,466,922	26,408,319	26,384,957	26,437,761	26,373,803

PER SHARE DATA
Basic Earnings Per Common Share	$0.21	$0.36	$0.17	$0.56	$0.34
Diluted Earnings Per Common Share	$0.21	$0.36	$0.17	$0.56	$0.34
Book Value	$15.08	$14.66	$18.54	$15.08	$18.54
Tangible Book Value[3]	$15.08	$14.66	$16.18	$15.08	$16.18
Market Value	$12.51	$13.96	$8.07	$12.51	$8.07

PROFITABILITY RATIOS (non-GAAP)
Net Interest Margin (FTE)[4]	2.79%	2.78%	2.83%	2.78%	2.92%
Core Efficiency Ratio[5]	74.86%	72.36%	75.17%	73.62%	74.22%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (QTD AVERAGES)
(Unaudited)

	June 30, 2021			March 31, 2021			June 30, 2020
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$190,851	$56	0.12%	$174,731	$50	0.12%	$106,710	$26	0.10%
Tax-Free Investment Securities	33,027	273	3.32%	51,589	413	3.25%	49,633	416	3.37%
Taxable Investment Securities	765,286	3,138	1.64%	708,250	2,987	1.71%	685,468	3,594	2.11%
Total Securities	798,313	3,411	1.71%	759,839	3,400	1.81%	735,101	4,010	2.19%
Tax-Free Loans	197,393	1,565	3.18%	223,012	1,787	3.25%	322,739	2,563	3.19%
Taxable Loans	2,782,802	28,417	4.10%	2,777,423	28,145	4.11%	2,651,873	29,577	4.49%
Total Loans	2,980,195	29,982	4.04%	3,000,435	29,932	4.05%	2,974,612	32,140	4.35%
Federal Home Loan Bank Stock	3,215	31	3.87%	4,805	37	3.12%	5,093	67	5.29%
Total Interest-Earning Assets	3,972,574	33,480	3.38%	3,939,810	33,419	3.44%	3,821,516	36,243	3.81%
Noninterest Earning Assets	170,885			182,283			288,435
Total Assets	$4,143,459			$4,122,093			$4,109,951

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-Bearing Demand	$404,084	$234	0.23%	$378,886	$215	0.23%	$297,815	$242	0.33%
Money Market	351,820	305	0.35%	309,624	266	0.35%	183,542	211	0.46%
Savings	657,803	169	0.10%	644,806	162	0.10%	592,193	157	0.11%
Certificates of Deposit	1,512,923	5,052	1.34%	1,620,543	5,652	1.41%	1,845,294	8,627	1.88%
Total Interest-Bearing Deposits	2,926,630	5,760	0.79%	2,953,859	6,295	0.86%	2,918,844	9,237	1.27%
Federal Home Loan Bank Borrowings	30,000	91	1.22%	33,889	96	1.15%	35,000	100	1.15%
Other Borrowings	3,514	40	4.57%	2,307	37	6.50%	1,245	18	5.81%
Total Borrowings	33,514	131	1.57%	36,196	133	1.49%	36,245	118	1.31%
Total Interest-Bearing Liabilities	2,960,144	5,891	0.80%	2,990,055	6,428	0.87%	2,955,089	9,355	1.27%
Noninterest-bearing Liabilities	790,537			740,892			673,815
Shareholders' Equity	392,778			391,146			481,047
Total Liabilities and Shareholders' Equity	$4,143,459			$4,122,093			$4,109,951
Net Interest Income		$27,589			$26,991			$26,888
Net Interest Margin			2.79%			2.78%			2.83%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
NET INTEREST MARGIN (FTE) (YTD AVERAGES)
(Unaudited)

	June 30, 2021			June 30, 2020
(Dollars in Thousands)	Average Balance	Income/ Expense	Rate	Average Balance	Income/ Expense	Rate
ASSETS
Interest-Bearing Deposits with Banks	$182,835	$106	0.12%	$84,836	$236	0.56%
Tax-Free Investment Securities	42,256	685	3.27%	35,543	620	3.51%
Taxable Investment Securities	736,926	6,125	1.68%	698,786	8,096	2.33%
Total Securities	779,182	6,810	1.76%	734,329	8,716	2.39%
Tax-Free Loans	210,132	3,353	3.22%	330,298	5,223	3.18%
Taxable Loans	2,780,127	56,562	4.10%	2,618,395	60,374	4.64%
Total Loans	2,990,259	59,915	4.04%	2,948,693	65,597	4.47%
Federal Home Loan Bank Stock	4,006	68	3.42%	4,755	131	5.54%
Total Interest-Earning Assets	3,956,282	66,899	3.41%	3,772,613	74,680	3.98%
Noninterest Earning Assets	176,553			284,455
Total Assets	$4,132,835			$4,057,068

LIABILITIES
Interest-Bearing Demand	$391,555	$449	0.23%	$297,605	$688	0.46%
Money Market	330,838	570	0.35%	169,053	481	0.57%
Savings	651,340	331	0.10%	577,453	302	0.11%
Certificates of Deposit	1,566,436	10,705	1.38%	1,882,067	18,261	1.95%
Total Interest-Bearing Deposits	2,940,169	12,055	0.83%	2,926,178	19,732	1.36%
Federal Funds Purchased	—	—	—%	110	1	1.83%
Federal Home Loan Bank Borrowings	31,934	187	1.18%	26,209	159	1.22%
Other Borrowings	2,914	77	5.33%	1,363	35	5.16%
Total Borrowings	34,848	264	1.53%	27,682	195	1.42%
Total Interest-Bearing Liabilities	2,975,017	12,319	0.84%	2,953,860	19,927	1.36%
Noninterest-bearing Liabilities	765,852			621,978
Shareholders' Equity	391,966			481,230
Total Liabilities and Shareholders' Equity	$4,132,835			$4,057,068
Net Interest Income		$54,580			$54,753
Net Interest Margin			2.78%			2.92%

LOANS AND LOANS HELD-FOR-SALE
(Unaudited)

(Dollars in Thousands)	June 30, 2021	December 31, 2020	June 30, 2020
Commercial
Commercial Real Estate	$1,337,792	$1,453,799	$1,374,242
Commercial and Industrial	413,842	557,164	617,333
Total Commercial Loans	1,751,634	2,010,963	1,991,575
Consumer
Residential Mortgages	425,642	472,170	508,388
Other Consumer	43,336	57,647	69,884
Total Consumer Loans	468,978	529,817	578,272
Construction	320,885	406,390	387,497
Other[6]	375,157	—	—
Total Portfolio Loans	$2,916,654	$2,947,170	$2,957,344
Loans Held-for-Sale	9,311	25,437	9,345
Loans Held-for-Sale in Connection with Sale of Bank Branches, at the lower of cost or fair value	—	9,835	—
Total Loans	$2,925,965	$2,982,442	$2,966,689

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ASSET QUALITY DATA
(Unaudited)

(Dollars in Thousands)	June 30, 2021	December 31, 2020	June 30, 2020
Nonperforming Loans
Commercial Real Estate	$632	$224	$247
Commercial and Industrial	674	456	155
Construction	2,114	2,012	3,162
Residential Mortgages	2,841	4,135	3,326
Other Consumer	90	191	206
Other	—	—	—
Total Nonperforming Loans	6,351	7,018	7,096

Nonperforming Troubled Debt Restructurings
Commercial Real Estate	146	21,667	29,010
Commercial and Industrial	—	—	240
Construction	3,071	3,319	4,252
Residential Mortgages	—	—	—
Other Consumer	—	—	—
Other	—	—	—
Total Nonperforming Troubled Debt Restructurings	3,217	24,986	33,502
Total Nonperforming Loans and Troubled Debt Restructurings	9,568	32,004	40,598
Other Real Estate Owned	21,250	15,722	17,245
Total Nonperforming Assets	$30,818	$47,726	$57,843

	For the Periods Ended
(Dollars in Thousands)	June 30, 2021	December 31, 2020	June 30, 2020
Nonperforming Loans	$9,568	$32,004	$40,598
Other Real Estate Owned	21,250	15,722	17,245
Total Nonperforming Assets	30,818	47,726	57,843

Troubled Debt Restructurings (Nonaccruing)	3,217	24,986	33,502
Troubled Debt Restructurings (Accruing)	106,214	109,250	107,284
Total Troubled Debt Restructurings	$109,431	$134,236	$140,786

Nonperforming Loans to Total Portfolio Loans	0.33%	1.09%	1.37%
Nonperforming Assets to Total Portfolio Loans plus Other Real Estate Owned	1.05%	1.61%	1.94%
Allowance for Credit Losses to Total Portfolio Loans	3.75%	1.83%	1.60%
Allowance for Credit Losses to Nonperforming Loans and Troubled Debt Restructurings	1142.55%	168.96%	116.77%
Net Loan Charge-offs (Recoveries) QTD	$8,520	$712	$1,010
Net Loan Charge-offs (Recoveries) YTD	$9,221	$2,694	$1,628
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans QTD	1.15%	0.09%	0.14%
Net Loan Charge-offs (Recoveries) (Annualized) to Average Portfolio Loans YTD	0.63%	0.09%	0.11%

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
ALLOWANCE FOR CREDIT LOSSES
(Unaudited)

	Quarter-to-Date			Year-to-Date
(Dollars in Thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Balance Beginning of Period	$116,872	$54,074	$42,942	$54,074	$38,762
Impact of CECL Adoption	—	61,642	—	61,642	—
Provision for Credit Losses	967	1,857	5,473	2,824	10,271
Charge-offs:
Commercial Real Estate	8,238	—	40	8,238	40
Commercial and Industrial	7	1	8	8	46
Construction	—	—	—	—	—
Residential Mortgages	22	195	15	217	20
Other Consumer	539	870	1,094	1,409	2,621
Total Charge-offs	8,806	1,066	1,157	9,872	2,727
Recoveries:
Commercial Real Estate	140	—	—	140	707
Commercial and Industrial	1	1	1	2	2
Construction	—	61	—	61	—
Residential Mortgages	1	166	—	167	—
Other Consumer	144	137	146	281	390
Total Recoveries	286	365	147	651	1,099
Total Net Charge-offs	8,520	701	1,010	9,221	1,628
Balance End of Period	$109,319	$116,872	$47,405	$109,319	$47,405

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA
(Unaudited)
(Dollars in Thousands, except per share data)
DEFINITIONS AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:

[1] Pre-tax Pre-provision Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net Interest Income	$27,203	$26,529	$26,262	$53,732	$53,526
Noninterest Income	7,238	8,952	6,201	16,190	13,016
Noninterest Expense	27,759	23,605	23,023	51,364	47,634
Pre-tax Pre-provision Income	$6,682	$11,876	$9,440	$18,558	$18,908

Gains on Sales of Securities, net	(1,499)	(3,610)	(2,321)	(5,109)	(3,535)
Losses on Sales and Write-downs of Bank Premises, net	64	43	59	107	71
Losses (Gains) on Sales and Write-downs of Other Real Estate Owned, net	2,603	212	(137)	2,815	52
Branch Consolidation Severance and Expenses	523	4	—	527	—
Other Real Estate Owned Income	(4)	(71)	(82)	(75)	(221)
Gain on Sale of Branches	(506)	—	—	(506)	—
Core Pre-tax Pre-provision Income (Non-GAAP)	$7,863	$8,454	$6,959	$16,317	$15,275

[2] Core Net Income (Non-GAAP)	Quarter-to-Date			Year-to-Date
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net Income	$5,432	$9,375	$4,455	$14,807	$8,878
Gains on Sales of Securities, net	(1,499)	(3,610)	(2,321)	(5,109)	(3,535)
Losses on Sales and Write-downs of Bank Premises, net	64	43	59	107	71
Losses (Gains) on Sales and Write-downs of Other Real Estate Owned, net	2,603	212	(137)	2,815	52
Branch Consolidation Severance and Expenses	523	4	—	527	—
Other Real Estate Owned Income	(4)	(71)	(82)	(75)	(221)
Gain on Sale of Branches	(506)	—	—	(506)	—
Total Tax Effect	(248)	719	521	471	763
Core Net Income (Non-GAAP)	$6,365	$6,672	$2,495	$13,037	$6,008

Average Shares Outstanding - diluted	26,466,922	26,408,319	26,384,957	26,437,761	26,373,803
Core Earnings Per Common Share (diluted) (Non-GAAP)	$0.24	$0.25	$0.09	$0.49	$0.23

[3] Tangible Equity (Non-GAAP)	Quarter-to-Date			Year-to-Date
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Total Shareholders' Equity	$399,108	$387,889	$489,059	$399,108	$489,059
Less: Goodwill	—	—	62,192	—	62,192
Tangible Equity (Non-GAAP)	$399,108	$387,889	$426,867	$399,108	$426,867

Shares Outstanding at End of Period	26,466,748	26,467,531	26,384,801	26,466,748	26,384,801
Tangible Book Value Per Common Share (Non-GAAP)	$15.08	$14.66	$16.18	$15.08	$16.18
4 Net interest income has been computed on a fully taxable equivalent basis ("FTE") using a 21% federal income tax rate for the 2021 and 2020 periods.

CARTER BANKSHARES, INC.
CONSOLIDATED SELECTED FINANCIAL DATA

Net Interest Income (FTE) (Non-GAAP)	Quarter-to-Date			Year-to-Date
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest Income	$33,094	$32,957	$35,617	$66,051	$73,453
Interest Expense	5,891	6,428	9,355	12,319	19,927
Net Interest Income	27,203	26,529	26,262	53,732	53,526
Tax Equivalent Adjustment[4]	386	462	626	848	1,227
NET INTEREST INCOME (FTE) (Non-GAAP)	$27,589	$26,991	$26,888	$54,580	$54,753
Net Interest Income (Annualized)	110,659	109,464	108,143	110,065	110,108
Average Earning Assets	3,972,574	3,939,810	3,821,516	3,956,282	3,772,613
NET INTEREST MARGIN (FTE) (Non-GAAP)	2.79%	2.78%	2.83%	2.78%	2.92%

[5] Core Efficiency Ratio (Non-GAAP)	Quarter-to-Date			Year-to-Date
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
NONINTEREST EXPENSE	$27,759	23,605	23,023	51,364	47,634
Less: Losses on Sales and Write-downs of Other Real Estate Owned, net	(64)	(43)	(59)	(107)	(71)
Less: Losses on Sales and Write-downs of Bank Premises, net	(2,603)	(212)	—	(2,815)	(52)
Less: Branch Consolidation Severance and Expenses	(523)	(4)	—	(527)	—
CORE NONINTEREST EXPENSE (Non-GAAP)	$24,569	$23,346	$22,964	$47,915	$47,511

NET INTEREST INCOME	$27,203	$26,529	$26,262	$53,732	$53,526
Plus: Taxable Equivalent Adjustment[4]	386	462	626	848	1,227
NET INTEREST INCOME (FTE) (Non-GAAP)	$27,589	26,991	26,888	54,580	54,753
Less: Gains on Sales of Securities, net	(1,499)	(3,610)	(2,321)	(5,109)	(3,535)
Less: Gains on Sales of Other Real Estate Owned, net	—	—	(137)	—	—
Less: Other Real Estate Owned Income	(4)	(71)	(82)	(75)	(221)
Less: Gain on Sale of Branches	(506)	—	—	(506)	—
Noninterest Income	7,238	8,952	6,201	16,190	13,016
CORE NET INTEREST INCOME (FTE) (Non-GAAP) plus NONINTEREST INCOME	$32,818	32,262	30,549	65,080	64,013

CORE EFFICIENCY RATIO (Non-GAAP)	74.86%	72.36%	75.17%	73.62%	74.22%
6 The break-out of “Other” loans totaled $375.2 million consisting of $140.0 million of CRE, $77.1 million of C&I, $48.8 million of residential mortgages and $109.3 million of construction. Results for the periods for “Other” loans beginning after January 1, 2021 are presented under ASC 326, while prior period amounts continue to be reported in accordance with previously applicable GAAP.